EXHIBIT 10.33


                         SHARE PURCHASE OFFER AGREEMENT
                                between and among



                    ARTESYN COMMUNICATION PRODUCTS UK LIMITED

                                       and

                            ZOZMA INVESTMENTS LIMITED

                                       and

                                   DAVID NOBLE



                              Dated: 24 March 2000

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                         SHARE PURCHASE OFFER AGREEMENT

         THIS SHARE PURCHASE OFFER AGREEMENT (the "Agreement"), is made this 24th day of March 2000, by and between Artesyn Communication Products UK Limited, a limited company incorporated in Scotland (Registered Number SC 205009) and having its registered office at 11 Walker Street, Edinburgh EH3 7NE (the "Buyer"), Zozma Investments Limited, a limited company incorporated in the Bailiwick of Guernsey (Registered Number 30291) and having its registered office at Littlefield Poudrense, St. Martins, Guernsey GY4 6XD ("Zozma"), and David Noble (Zozma and David Noble together, the "Sellers").

                              W I T N E S S E T H :
                               - - - - - - - - - -

         WHEREAS, the Sellers are presently the owners of 100 per cent. of the issued and outstanding share capital (the "Spider Ordinary Shares") of Spider Software Limited, a limited company incorporated in Scotland (the "Company");

         WHEREAS, Buyer desires to acquire 100 per cent. of the Spider Ordinary Shares, and to have all outstanding options to subscribe for shares in the Company surrendered or otherwise terminated;

         WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Spider Ordinary Shares held by them, all in the manner and subject to the terms and conditions hereinafter set forth;

         WHEREAS, in order to induce Buyer to agree to purchase such Spider Ordinary Shares simultaneously herewith, Sellers have executed and delivered to Buyer a Deed of Representations, Warranties and Covenants in the form of Exhibit A hereto (the "Deed of Warranty");

         WHEREAS, to further induce Buyer to agree to purchase such Spider Ordinary Shares, Zozma has agreed to (a) invite the holders of options (the "Option Holders") to subscribe for unissued shares in the Company to renounce such options for and in exchange for consideration to be paid by Zozma from the Purchase Price, the invitation, and the statement of such consideration, to be made by despatch to the Option Holders of a document in the form of Exhibit B.1 hereto, and (b) invite all employees ("Pre-Option Employees") of the Company who may be entitled to receive options to subscribe for unissued shares in the Company to renounce such rights for and in exchange for consideration to be paid by Zozma from the Purchase Price, the invitation, and the statement of such consideration, to be made by the despatch to the Pre-Option Employees of a document in the form of Exhibit B.2 hereto (together, the "Circulars"); and

         WHEREAS, it is a condition to Buyer's obligations hereunder that all Option Holders and Pre-Option Employees accept such invitations and deliver Option Surrenders (as defined herein).

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         Capitalized terms not otherwise defined herin shall have the meanings as set forth in the Deed of Warranty.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, the parties hereby agree as follows:

         1. Terms of Acquisition.

         1.1 Share Purchase. Subject to all of the conditions set forth in Clause 2.1 and 2.2 being satisfied or waived, as the case may be, and to Closing taking place, Buyer agrees to purchase and the Sellers agree to sell with full title guarantee the number of Spider Ordinary Shares set forth opposite the name of such Seller on Schedule 1.1 hereto together with all dividend, distributions and other rights of any kind attaching or accruing (now or at any time hereafter) thereto. The share certificates evidencing the Spider Ordinary Shares shall be delivered at the Closing (as hereinafter defined) accompanied by duly executed share transfer forms. Notwithstanding the covenants implied by Section 6(2) and the exclusion of "charges, encumbrances or rights which that person could not reasonably be expected to know about" in Section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 none of which shall apply between the Parties, all Spider Ordinary Shares shall be sold and purchased free and clear of any and all encumbrances.

         1.2 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Sellers' counsel in Edinburgh Scotland, at 10:00 A.M., on the day which is three Business Days after the day on which Zozma has notified the Buyer in writing (the "Closing Notice") that acceptances in the form set out in Exhibits C.1 and C.2 hereto ("Option Surrenders") have been received from each of the Option Holders and Pre-Option Employees, or at such other place and/or on such other date and time as shall be agreed upon by Buyer and the Sellers (the "Closing Date").

         1.3 Purchase Price. The aggregate purchase price for 100 per cent. of the Spider Ordinary Shares (the "Purchase Price") shall be:

                  (a) US$28,000,000 less Closing Date Indebtedness and Sellers' Transaction Costs, subject to distribution as provided in Clause 1.5 hereto and the Escrow Agreement attached as Exhibit D hereto and being entered into simultaneously herewith (the "Closing Escrow Agreement"), inclusive of the amounts payable in respect of the Option Surrenders.

                  (b) the sum of US$2,485,500 on each of 31 March 2002 and 31 March 2003; and

                  (c) for each of the Company's trading periods of 12 months ending on 31 March 2001, 31 March 2002 and 31 March 2003 (each an "Incentive Payment Year"), an amount, if any, calculated pursuant to Clause 1.7 hereof.

         1.4 Initial Payment. On the date of this Agreement, Buyer shall pay to an escrow account in the joint name of Messrs. Dickson Minto W.S. and Burness, as escrow agents (the "Escrow Agents"), to be held and disbursed as set forth in Clause 1.5 hereto and in the Closing Escrow Agreement, the aggregate amount (the "Initial Payment") of US$28,000,000.

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The Initial Payment shall be payable in cash by wire transfer of immediately available funds to The Royal Bank of Scotland plc, 42 St. Andrew Square, Edinburgh EH3 6UY (Sort Code 83 51 00, Account BSFBOSDM-US01, Swift Number RBOSGB2L). Receipt of funds by the Escrow Agents pursuant to this Clause shall, subject to the Buyer giving to the Escrow Agents instructions in accordance with the Escrow Agreement, constitute good discharge of the Buyer in respect of that portion of the Purchase Price due and payable at Closing to the Sellers and, subject as aforesaid, the Buyer shall have no responsibility to ensure that the funds are applied in paying the Sellers, the Option Holders or the Pre-Option Employees in accordance with their respective entitlements.

         1.5 Closing Disbursements.

         At Closing, Buyer and Sellers shall direct the Escrow Agents, in writing, to disburse the Initial Payment as follows:

                  (a) to the Company, an amount, in pound sterling, equal to the sum of the Closing Date Indebtedness and PAYE Obligations;

                  (b) to Burness, an amount, in pound sterling, equal to the aggregate Option Surrender Amount due to Option Holders and Pre-Option Employees in respect of Option Surrenders and an amount in pounds sterling equal to the Sellers' Transaction Costs;

                  (c) to David Noble, an amount, in pound sterling, equal to the Pound Sterling Equivalent of the product of the Notional Share Price times the number of Spider Ordinary Shares set forth opposite the name of such Seller on
Schedule 1.1 hereto, minus an amount equal to a percentage of the Warranty Holdback Amount set forth opposite the name of such Seller on Schedule 1.7 hereto;

                  (d) to Zozma, an amount, in U.S. dollars, equal to the product of the Notional Share Price times the number of Spider Ordinary Shares set forth opposite the name of such Seller on Schedule 1.1 hereto, minus an amount equal to a percentage of the Warranty Holdback Amount set forth opposite the name of such Seller on Schedule 1.7 hereto;

                  (e) to the account in the joint name of the escrow agents under the Warranty Escrow Agreement (as defined in Subclause 2.1(i) hereto), an amount in U.S. Dollars, equal to the Warranty Holdback Amount; and

                  (f) to Buyer, the balance of the Initial Payment and all interest earned in the escrow account thereon.

         1.6 Definitions.

         For purposes hereof,

                           (i) "Closing Date Indebtedness" shall mean all
obligations of the Company, as of the Closing Date, in respect of indebtedness for borrowed money (but not in respect of trade or other creditors incurred in the ordinary course of business);

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                           (ii) "Sellers' Transaction Costs" shall mean all
costs incurred by or chargeable to or payable by the Sellers, as of the Closing Date, in connection with consummating the transactions contemplated by this Agreement (it being understood that the Company will not be responsible for any such costs and the Sellers will be responsible for all such costs), including, without limitation, transfer taxes (other than stamp duty), legal fees, accounting fees, and consulting fees, but not including PAYE Obligations or Employer's National Insurance Contributions, in each case arising as a consequence of the payments of the Option Surrender Amounts to Option Holders and Pre-Option Employees;

                           (iii) "Notional Share Price" shall mean the amount
obtained by (a) subtracting the U.S. Dollar Equivalent of the sum of Closing Date Indebtedness and Sellers' Transaction Costs from US$28,000,000 and (b) dividing the result by the sum of (1) the total number of Spider Ordinary Shares set forth in Schedule 1.1 hereto and (2) the aggregate number of Total Options set forth in the Share Options Analysis (line item "Total Staff Shares" in Share Option Analysis);

                           (iv) "Notional Exercise Price" shall mean, with
respect to each Option Holder and Pre-Option Employee, the amount obtained by multiplying the number of Total Options set forth opposite the name of such Option Holder or Pre-Option Employee on the Share Options Analysis by (pound)1.00;

                           (v) "Option Surrender Amount" shall mean, with
respect to each Option Holder and Pre-Option Employee, the amount obtained by
(a) multiplying the Pound Sterling Equivalent of the Notional Share Price by the number of Total Options set forth opposite the name of such Option Holder or Pre-Option Employee on the Share Options Analysis and (b) subtracting from the result an amount equal to the sum of (1) PAYE Obligations in respect of the payment hereunder to be made to such Option Holder or Pre-Option Employee and
(2) the Notional Exercise Price with respect to such Option Holder or Pre-Option Employee;

                           (vi) "PAYE Obligations" shall mean all income tax
payable by the Company under the UK PAYE system and the US equivalent in respect of the payments to the Option Holders and Pre-Option Employees pursuant to the Circulars and all Employees' National Insurance Contributions payable on behalf of Option Holders and Pre-Option Employees in respect of such payments;

                           (vii) "U.S. Dollar Equivalent" shall mean the U.S.
dollar equivalent of pound sterling determined using the same exchange rate used for purposes of determining Pound Sterling Equivalent;

                           (viii) "Warranty Holdback Amount" shall mean the
amount obtained by (A) subtracting the U.S. Dollar Equivalent of the sum of Closing Date Indebtedness and Sellers' Transaction Costs from US$28,000,000 and
(B) multiplying the result by 10 per cent;

                           (ix) "Share Option Analysis" shall mean the Share
Option Analysis attached as Schedule 3.1.2 to the Deed of Warranty; and

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                           (x) "Pound Sterling Equivalent" shall mean the pound
sterling equivalent of U.S. dollars determined at the rate at which the Escrow Agents are able to purchase pond sterling pursuant to the Closing Escrow Agreement.

         1.7 Payment of Incentive Payments.

                  (a) In the event that for any Incentive Payment Year, a payment by Buyer shall become due and payable under Buyer's Earn-Out Incentive Scheme (the "Incentive Scheme") as described in Part B of Exhibit E hereto (without regard to whether any Participating Employee remains employed by the Company), Sellers shall become entitled to receive Incentive Payments hereunder in respect of such Incentive Payment Year, whether or not the Sellers shall then have any continuing connection with the Company. The aggregate amount of such Incentive Payments Sellers shall be entitled to receive in any Incentive Payment Year shall be equal to 82.85 per cent. of the Base Incentive Amount calculated pursuant to the Incentive Scheme, and such sum shall be allocated between them in the percentages set out in Schedule 1.7 hereto.

                  (b) In order to determine whether amounts shall be payable under the Incentive Scheme, within 30 days after the end of each Incentive Payment Year, Buyer shall deliver, or procure to be delivered, to Sellers a written statement ("EBIT Statement") containing its calculation of EBIT (as defined in the Incentive Scheme) in reasonable detail, together with a copy of any financial statements pertaining to the Business on which such EBIT Statement is based, a certificate of an officer of the Buyer that the amount shown in the EBIT Statement has been calculated in accordance with the Incentive Scheme and that the terms of Schedule 1.9 have been observed in respect of the relevant Incentive Plan Year, and a calculation, in reasonable detail, of the amount of the Incentive Payment, if any, Buyer shall elect to pay in shares of capital stock pursuant to Subclause 1.7(c) below. Buyer shall procure that the Sellers and their advisers shall have reasonable access to the Company's records in order to verify the information contained in the EBIT Statement.

                  (c) Buyer may elect to pay all or any part of any Incentive Payment in cash or in freely tradeable shares of the common stock of its parent company, Artesyn Technologies, Inc., having an equivalent value, based on the average closing price of such shares on the applicable exchange on which it is then traded over the 10-trading day period immediately preceding the date on which the Incentive Payment is due pursuant to Subclause 1.7(d) below (in the absence of any dispute), and ranking equally in all respects with all other shares of common stock of Artesyn Technologies, Inc.

                  (d) Each Incentive Payment shall be payable, in cash or shares, as the case may be, on or before the 15th day after delivery of the related EBIT Statement or, if there exists a dispute as to the accuracy of the EBIT Statement, within 3 business days from a final determination of such dispute in accordance with the procedures set forth in Clause 1.8 below. Incentive Payments shall be paid to Sellers in the percentages set forth in
Schedule 1.7 hereto.

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         1.8 Dispute Resolution.

         If the Sellers shall question the accuracy of any EBIT Statement delivered pursuant to Clause 1.7 hereto, then the Sellers shall have 10 days from delivery thereof to raise any objection thereto by delivery of written notice to Buyer setting forth such objections in reasonable detail. In the event that the Sellers shall fail to so deliver such written objections with respect to any EBIT Statement within such 10-day period, then any portion of such EBIT Statement in respect of which no such objection is so delivered shall be deemed final and binding. In the event that any such objections are so delivered, Buyer and the Seller shall attempt, in good faith, to resolve such objections and, if unable to do so within 15 days of delivery of such objections, shall, within 10 business days thereafter designate an internationally recognized firm of independent public accountants, mutually satisfactory to both (the "Independent Accountants"). In the event that Buyer and the Sellers are unable to agree on the Independent Accountants within such 10-business day period, the Independent Accountants shall be designated by, but shall not be, the independent accountants of Buyer within 10 business days thereafter. The Independent Accountants shall resolve all remaining objections to the EBIT Statement made by the Sellers in accordance herewith within 30 days from their date of designation. The determination of the Independent Accountants shall be in writing, delivered to Buyer and the Sellers and shall be final and binding on the parties.

         The fees and expenses of the Independent Accountant shall be deducted from the Incentive Payment unless the final determination of the EBIT Statement at issue shall result in an increase in amount of the Incentive Payment of five (5%) percent or more, in which case such fees and expenses shall be borne by Buyer.

         1.9 Conduct of Business

         Buyer agrees that it will cause the Business to be conducted during each Incentive Payment Year in substantial conformity with Schedule 1.9 hereto.

         2. Conditions to Closing.

         2.1 Conditions of Buyer's Obligation to Close. The obligation of Buyer to close under this Agreement is subject to the satisfaction of the following conditions any of which (subject to Clause 3.16 hereof with respect to the conditions set forth in Subclauses (b) and (c)) may be waived by Buyer in writing at or prior to Closing:

                  (a) Closing Notice. On or before 21 April 2000, Zozma shall have served the Closing Notice.

                  (b) Agreements and Conditions. On or before the Closing Date, the Sellers shall have complied with and duly performed in all material respects all agreements and conditions on their part to be complied with and performed on or before the Closing Date hereunder and under the Deed of Warranty.

                  (c) Representations and Warranties. The representations and warranties contained in the Deed of Warranty, or otherwise made in connection with the transactions contemplated hereby, shall be true and correct on and as of the Closing Date with the

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same force and effect as though such representations and warranties had been made on and as of the Closing Date.

                  (d) Certificate. Buyer shall have received a certificate dated the Closing Date and executed by each Seller to the effect that the conditions expressed in Clauses 2.1(b) and 2.1(c) have been fulfilled and which sets forth the amount of (i) Closing Date Indebtedness, (ii) Sellers' Transaction Costs and
(iii) the amount of the PAYE Obligations. All statements made in such certificate shall constitute representations and warranties of the Sellers, jointly and severally, for all purposes of, and subject to the terms of Clause
8.4 of, the Deed of Warranty as though fully set forth therein. The Sellers shall provide with such certificate, letters (where available) from each payee of Closing Date Indebtedness, invoices in respect of Sellers' Transaction Costs and a copy of a letter from the Company estimating the amount of the PAYE Obligations.

                  (e) Governmental Approvals. All governmental agencies, departments, bureaus, commissions and similar bodies, the consent, authorization or approval of which is necessary under any applicable law, rule, order or regulation for the consummation by the Sellers of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions.

                  (f) Consents. Buyer shall have received copies of all consents required by the Company from third parties necessary to effectuate this Agreement and to consummate the transactions contemplated hereby, except that no consents will be required with respect to the contracts listed in Clause 8.2 of the Disclosure Letter.

                  (g) Non-Compete Agreement. Nicholas Felisiak shall have entered into a non-compete agreement with the Company in the form of Exhibit F hereto.

                  (h) Spider Ordinary Shares. Buyer shall have received certificates representing all of the Spider Ordinary Shares, with duly executed share transfers, owned by Sellers, and duly executed Option Surrenders from all of the Option Holders and Pre-Option Employees.

                  (i) Warranty Escrow. Sellers shall have executed and delivered the Warranty Escrow Agreement attached as Exhibit G hereto (the "Warranty Escrow Agreement").

                  (j) Termination of Profit Sharing Plan. Buyer shall have received copies of letters substantially in the form of Exhibit H hereto, signed by each employee of the Company in respect of termination of the Company's Bonus Scheme (as defined in the Deed of Warranty).

                  (k) Closing Deliveries.

                           (i) On Closing the Sellers shall deliver to Buyer the
items and documents specified below:

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                                    (1) The common seal, if any, of the Company
                           and the updated statutory books of the Company up to the date of Closing and each certificate of incorporation and certificate of incorporation on change of name for the Company and a copy thereof in respect of its Affiliate. The common seal, if any, and the updated statutory books of the Affiliate of the Company shall be delivered at the registered offices of each such company.

                                    (2) Share certificates for all shares in the
                           capital of the Affiliate of the Company issued to the Company and duly executed share transfers and declarations of trust by the registered owner in respect of all those shares that are beneficially owned by but not registered in the name of the Company.

                                    (3) An extract from a meeting of the board
                           of directors of any Seller which is a company authorising the entering into, execution and delivery of this Agreement, the Deed of Warranty, the Disclosure Letter and all other agreements and documents contemplated by this Agreement and the Deed of Warranty.

                                    (4) A copy of a letter to the Company from
                           its auditors resigning their office with effect from Closing and containing the statement referred to in section 394 of the Companies Act 1985, the original of the letter having been deposited at the registered office of the Company. Similar resignation letters from the auditors of the Company's Affiliate as may be required by the Buyer.

                                    (5) A letter executed as a deed in the form
                           of Exhibit I from each director and the secretary of the Company and its Affiliate, with the exception of David Noble, in each case resigning his or her respective office (with effect from the end of the meetings held pursuant to paragraph (ii) below).

                                    (6) The Account and the Management Accounts
                           (as defined in the Deed of Warranty).

                                    (7) Clear searches in:

                                             (a)   the Register of Sasines
                                                   against the Landlord of the
                                                   Scottish Property; and

                                             (b)   the Register of inhibitions
                                                   and adjudications against the
                                                   Landlord and the Company.

                           (ii) On Closing the Sellers shall cause:

                                    (1) A board meeting of the Company at which:

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                                             (a)   transfers of the Spider
                                                   Ordinary Shares shall be
                                                   approved for registration
                                                   (subject only to their being
                                                   duly stamped);

                                             (b)   Richard J. Thompson and
                                                   Joseph O'Donnell shall be
                                                   appointed directors and
                                                   secretary of the Company to
                                                   take effect at the close of
                                                   the meeting; and

                                             (c)   all existing mandates shall
                                                   be revoked and replaced with
                                                   such bank mandates as Buyer
                                                   may require.

                                    (2) A board meeting of the Company's
                           Affiliate at which:

                                             (a)   Richard J. Thompson and
                                                   Joseph O'Donnell shall be
                                                   appointed directors and
                                                   secretary of the Affiliate to
                                                   take effect at the close of
                                                   the meeting; and

                                             (b)   all existing bank mandates
                                                   shall be revoked and replaced
                                                   with such bank mandates as
                                                   Buyer may require.

                  (l) Legal Opinion of Sellers' Counsel. Buyer shall have received a signed legal opinion of Ozannes, counsel to Sellers, in a form reasonably acceptable to the Buyer.

                  (m) IP Assignment. Ladon Technology Limited and Nicholas Felisiak shall have executed and delivered the IP Assignment attached as Exhibit J hereto.

                  (n) Payment for Shares. Buyer shall have received evidence satisfactory to it that David Noble has fully paid for the Spider Ordinary Shares set forth next to his name in Schedule 1.1 hereof.

                  (o) Consulting and Service Agreements. The Company shall have entered into a Consultancy Agreement and a Service Agreement with Ladon Technology Limited and David Noble, respectively, in the forms set out in Exhibits L and M hereto.

                  (p) Employee Incentive Schemes. The Company shall have adopted employee incentive schemes having the terms set forth on Exhibit E hereto.

         2.2 Conditions of the Sellers' Obligations to Close. The obligations of the Sellers to close under this Agreement are subject to the following conditions any of which may be waived by the Sellers in writing at or prior to
Closing:

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                  (a) Employee Incentive Schemes. Buyer shall have adopted
employee incentive schemes having the terms set forth on Exhibit E hereto.

                  (b) Parent Guarantee. The Company and the Sellers shall have received a Deed of Guarantee from Artesyn Technologies, Inc. in the form of Exhibit K hereto.

                  (c) Consulting and Service Agreements. The Company shall have entered into a Consultancy Agreement and a Service Agreement with Ladon Technology Limited and David Noble, respectively, in the forms set out in Exhibits L and M hereto.

                  (d) Closing Deliveries. The Sellers shall have received at or prior to the Closing an extract from a meeting of the board of directors of Buyer authorising the execution, entry into and delivery of this Agreement, the Deed of Warranty, the Disclosure Letter and all other documents contemplated by this Agreement and the Deed of Warranty to which it is a party, together with a signed opinion of US Counsel to Buyer in a form reasonably acceptable to the Sellers.

         3. Miscellaneous Provisions.

         3.1 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         3.2 Amendment. This Agreement may be amended or modified at any time prior to the Closing Date, but only by a written instrument executed by all of the parties hereto.

         3.3 Entire Agreement. This Agreement (together with the Deed of Warranty and the other agreements, certificates, instruments and documents delivered pursuant hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         3.4 Choice of Law; Consent to Jurisdiction. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of England without regard to principles of conflicts of laws. The parties hereby consent to the exclusive jurisdiction of the English courts located in London, England, and irrevocably waive any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

         3.5 Agent for Service of Process.

                  (a) Each of the Sellers irrevocably appoint Solicitors Rowe & Maw at its office from time to time (currently 20 Blackfriars Lane, London, EC 4V 6HD) to be its agent for the service of process in England. Each Seller agrees that any legal process may be effectively served on it in connection with legal proceedings in England by service on its agent.

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                  (b) Buyer irrevocably appoints White & Case (London) Limited at its London office from time to time (currently 7-11 Moorgate, London EC2R
6HH) be its agent for the service of process in England. Buyer agrees that any legal process may be effectively served on it in connection with legal proceedings in England by service on its agent.

                  3.6 Service of Process. Any legal process document shall be deemed to have been duly served if served as set out above and marked if to Sellers, to the attention of the Company Secretarial Department, Rowe & Maw or if to Buyer, to the attention of the Company Secretarial Department, White & Case (London) Limited (reference PF: RAC 7102976-0004) or at such other address within England as may be notified in writing and:

                         (i) left at the specified address; or

                         (ii) sent to the specified address by first class post.

         In the case of legal process left at the specified address, such document shall be deemed to have been duly served when it is left. In the case of legal process sent by first class post, such document shall be deemed to have been served when it is received.

         If the agent at any time ceases for any reason to act as such for the relevant party, such party shall appoint a replacement agent having an address for service in England and shall notify the other parties of the name and address of the replacement agent. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent. A copy of any document served on an agent shall be copied to all parties to this Agreement. Failure or delay in so doing shall not prejudice the effectiveness of service of the legal process.

         3.7 Termination. This Agreement may be terminated at any time prior to the Closing Date by any of the following:

                  (a) By mutual written agreement of Buyer and the Sellers;

                  (b) By Buyer or the Sellers, if the Closing has not occurred by 21 April 2000, upon written notice by such terminating party; provided that at the time such notice is given a material breach of this Agreement or the Deed of Warranty by such terminating party shall not be the principal reason for the Closing's failure to occur;

                  (c) Subject to the provisions of Clause 3.8 hereof, by Buyer, by written notice to the Sellers, if there has been a material violation or breach of any of the Sellers' covenants or agreements made herein or in connection herewith or if any of the representations, warranties, indemnities or covenants of the Sellers made in the Deed of Warranty or in connection herewith are breached or prove to be materially inaccurate or misleading; or

                  (d) Subject to the provisions of Clause 3.8 hereof, by the Sellers, by written notice to Buyer, if there has been a material violation or breach of any of Buyer's covenants or agreements made herein or in connection herewith.

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         3.8 Effect of Termination. If this Agreement is terminated as provided in Clause 3.7 hereof, then this Agreement and the Deed of Warranty shall forthwith terminate and there shall be no liability or obligation on the part of any party hereto (or any of their respective shareholders, officers, directors or employees), except based on the agreements contained in Clause 9.2 of the Deed of Warranty; provided, however, that if Buyer terminates this Agreement pursuant to Clause 3.7(c) hereof, or the Sellers terminate this Agreement pursuant to Clause 3.7(d) hereof, the non-terminating party shall remain liable for any breach hereof to the extent of the non-breaching party's actual losses which shall not include loss of profits or consequential losses.

         3.9 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         3.10 Assignment. This Agreement may not be assigned by any Seller or the Buyer without the prior written consent of Buyer or Sellers respectively.

         3.11 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective heirs, legal representatives, successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         3.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         3.13 Further Assurances. The Sellers shall perform or procure the performance of all acts, and execute or procure the execution of all documents in form and substance satisfactory to Buyer, as Buyer may reasonably request from time to time in order to give full effect to this Agreement and the Deed of Warranty and secure to the Buyer the full benefit of rights, powers and remedies conferred upon the Buyer in this Agreement and the Deed of Warranty.

         3.14 Set-Off. Buyer shall be entitled to set-off against any amounts due or to become due hereunder from the Buyer to the Sellers any bona fide claim Buyer may have against Sellers hereunder or under the Deed of Warranty; provided, that (a) the Buyer shall first have received the opinion of Counsel of at least ten years standing that there is a reasonable prospect of the claim against the Sellers succeeding, and in the opinion of such Counsel the amount of such set-off is reasonable in light of the claim and the amount so set-off may be set-off only so long as Buyer shall be diligently pursuing such claim against Sellers and (b) in the event that the actual amount due to the Buyer in respect of such claim shall be less than the amount of the set-off, Buyer shall promptly pay the difference, together with interest thereon from the date

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

originally due at the per annum rate of 2 per cent. above the base lending rate of The Royal Bank of Scotland plc.

         3.15 Notices. All notices and other communications hereunder shall be given as set forth in Clause 9.4 of the Deed of Warranty.

         3.16 Certain Waivers. In the event that the Sellers shall identify to Buyer in writing any breach hereunder or under the Deed of Warranty as a result of which the conditions set forth in Subclauses 2.1(b) and/or (c) hereof cannot be satisfied, Buyer may waive satisfaction of such conditions only if it shall simultaneously waive its rights hereunder and/or under the Deed of Warranty, as the case may be, with respect to such breach unless the Buyer and Sellers shall otherwise agree.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Offer Agreement the day and year first above written.


                                       ARTESYN COMMUNICATION PRODUCTS UK LIMITED

                                       By: /s/ RICHARD J. THOMPSON
                                          --------------------------------------
                                           Richard J. Thompson
                                           Director


                                       SELLERS:

                                       ZOZMA INVESTMENTS LIMITED

                                       By: /s/ Nicholas Felisiak
                                          --------------------------------------
                                           Nicholas Felisiak
                                           Chairman

                                                    /s/ David Noble
                                       -----------------------------------------
                                                      David Noble

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